EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS STRONG FIRST QUARTER SALES AND EPS GROWTH

COMPARABLE SALES INCREASE 6% AND EPS RISES 47% TO $0.22

PITTSBURGH–May 18, 2016 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS of $0.22 for the first quarter ended April 30, 2016, a 47% increase from EPS of $0.15 for the comparable quarter last year. The EPS figures refer to diluted earnings per share.

Jay Schottenstein, Chief Executive Officer commented, “In a tough retail environment, AEO delivered a strong first quarter, driven by compelling merchandise, strategic investments and solid execution across the organization. We achieved higher sales and profitability following strong growth last year. I’m proud of how the team delivered, and I’m optimistic about our future. We’ve built a strong model for success based on our leading brands, and will remain focused on maximizing our business and delivering profitable growth.”

First Quarter 2016 Results

•	Total net revenue increased 7% to $749 million from $700 million last year.

•	Consolidated comparable sales increased 6%, following a 7% increase last year.

•	Gross profit increased 12% to $293 million and rose 170 basis points to a rate of 39.2% of revenue. Buying, occupancy and warehousing leveraged 110 basis points, due primarily to occupancy cost leverage. The remaining 60 basis points of gross margin improvement was the result of favorable product costs, offset by an increase in markdowns.

•	Selling, general and administrative expense of $196 million increased 6% from $185 million last year. Dollars increased due to investments in advertising, variable selling expense and strategic initiatives. As a rate to revenue, SG&A declined 30 basis points to 26.2%.

•	Operating income increased 40% to $59 million from $42 million last year, and the operating margin expanded by 180 basis points to 7.8% as a rate to revenue.

•	Other income was comprised of $5 million related to currency gains on cash held in Canadian dollars. This compares to other income of $6 million last year.

•	EPS of $0.22 increased 47% from EPS of $0.15 last year.

Inventory

Total merchandise inventories at the end of the first quarter increased slightly to $334 million. Second quarter 2016 ending inventory at cost is expected to be approximately flat.

Capital Expenditures

For the quarter, capital expenditures totaled $24 million. The company continues to expect capital expenditures to be in the range of $160 to $170 million for Fiscal 2016.

Cash and Investments

The company ended the quarter with total cash of $239 million compared to $327 million last year. Over the past year, the company has spent $227 million in share buybacks, returned $95 million in dividends and invested $136 million in capex, resulting in a lower cash balance.

Store Information

In the quarter, the company opened 3 stores and closed 4 stores. Internationally, the company opened 6 licensed stores. For additional first quarter actual and fiscal 2016 projected store information, see the accompanying table.

Second Quarter Outlook

Based on an anticipated low single digit increase in comparable sales, management expects second quarter 2016 EPS to be approximately $0.20 to $0.21. This guidance excludes potential asset impairment and restructuring charges, and compares to EPS of $0.17 last year.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 4:15 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 149 international stores operated by licensees in 22 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including second quarter 2016 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Kristen Zaccagnini, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 30, 2016	January 30, 2016	May 2, 2015
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$238,976	$260,067	$326,907
Merchandise inventory	334,301	305,178	332,645
Accounts receivable	73,283	80,912	64,010
Prepaid expenses and other	82,767	77,218	74,132

Total current assets	729,327	723,375	797,694

Property and equipment, net	706,221	703,586	710,256
Intangible assets, net	51,432	51,832	47,419
Goodwill	17,520	17,186	13,243
Non-current deferred income taxes	38,903	64,927	67,703
Other assets	52,893	51,340	36,445

Total Assets	$1,596,296	$1,612,246	$1,672,760

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$202,692	$182,789	$203,239
Accrued compensation and payroll taxes	34,838	79,302	40,379
Accrued rent	77,477	77,482	78,741
Accrued income and other taxes	6,915	22,223	6,504
Unredeemed gift cards and gift certificates	38,508	48,274	37,385
Current portion of deferred lease credits	12,850	12,711	13,125
Other current liabilities and accrued expenses	45,206	40,901	49,415

Total current liabilities	418,486	463,682	428,788

Deferred lease credits	54,738	50,104	57,162
Non-current accrued income taxes	4,675	4,566	10,884
Other non-current liabilities	41,089	42,518	30,521

Total non-current liabilities	100,502	97,188	98,567

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	583,689	590,820	563,709
Accumulated other comprehensive income	(24,484)	(29,868)	(11,044)
Retained earnings	1,675,031	1,659,267	1,545,674
Treasury stock	(1,159,424)	(1,171,339)	(955,430)

Total stockholders’ equity	1,077,308	1,051,376	1,145,405

Total Liabilities and Stockholders’ Equity	$1,596,296	$1,612,246	$1,672,760

Current Ratio	1.74	1.56	1.86

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	April 30, 2016	% of Revenue	May 2, 2015	% of Revenue
Total net revenue	$749,416	100.0%	$699,520	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	455,964	60.8%	437,308	62.5%

Gross profit	293,452	39.2%	262,212	37.5%
Selling, general and administrative expenses	195,993	26.2%	185,091	26.5%
Depreciation and amortization	38,783	5.2%	35,127	5.0%

Operating income	58,676	7.8%	41,994	6.0%
Other income, net	4,935	0.7%	5,970	0.9%

Income before income taxes	63,611	8.5%	47,964	6.9%
Provision for income taxes	23,135	3.1%	18,909	2.7%

Net income	40,476	5.4%	29,055	4.2%

Net income per basic share	$0.22		$0.15
Net income per diluted share	$0.22		$0.15

Weighted average common shares outstanding—basic	180,697		194,975
Weighted average common shares outstanding—diluted	182,927		195,880

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	First Quarter Comparable Sales
	2016	2015
American Eagle Outfitters, Inc. (1)	6%	7%
AE Total Brand (1)	4%	7%
aerie Total Brand (1)	32%	12%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	First Quarter 2016	Fiscal 2016 Guidance
Consolidated stores at beginning of period	1,047	1,047
Consolidated stores opened during the period
AE Brand	2	15-20
aerie	1	10
Tailgate Clothing Co.	—	1-2
Consolidated stores closed during the period
AE Brand	(1)	(30) - (35)
aerie	(3)	(15)

Total consolidated stores at end of period	1,046	1,028-1,029

Stores remodeled and refurbished during the period	12	55 - 65
Total gross square footage at end of period	6,601,780	Not Provided

International license locations at end of period (1)	145	174

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.